                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-57386

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 2, 2001

                                  $250,000,000

                                     [LOGO]

                         4.75% Notes due July 15, 2007
                                   ---------

    Praxair, Inc. will pay interest on the notes on January 15 and July 15 of each year beginning January 15, 2003. We may redeem some or all of the notes at any time and from time to time by paying the greater of principal and accrued interest on the notes or a "Make-Whole Amount." There is no sinking fund for the notes. We will issue the notes only in denominations of $1,000 and integral multiples of $1,000.

                                                              Underwriting
                                                Price to      Discounts and        Proceeds to
                                                Public(1)      Commissions         Praxair(1)
                                              -------------   -------------       -------------
Per Note....................................        99.599%         0.600%              98.999%
Total.......................................  $248,997,500     $1,500,000         $247,497,500

(1) Plus accrued interest, if any, from June 19, 2002

    Delivery of the Notes in book-entry form only will be made on or about June 19, 2002.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          JOINT BOOK-RUNNING MANAGERS

Credit Suisse First Boston             JPMorgan             Salomon Smith Barney

            The date of this prospectus supplement is June 14, 2002.

                                 --------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                              --------
Where You Can Find More Information.........................    S-2
Note Regarding Forward-Looking Statements...................    S-2
The Company.................................................    S-2
Use of Proceeds.............................................    S-3
Ratios of Earnings to Fixed Charges.........................    S-3
Recently Issued Accounting Standards........................    S-3
Description of the Notes....................................    S-4
Underwriting................................................    S-6
Notice to Canadian Residents................................    S-7
Experts.....................................................    S-8

                                   PROSPECTUS

                                                                PAGE
                                                              --------
About This Prospectus.......................................      3
Incorporation of Certain Documents by Reference.............      3
Note Regarding Forward-Looking Statements...................      4
The Company.................................................      4
Use of Proceeds.............................................      5
Ratios of Earnings To Fixed Charges and Earnings To Combined
  Fixed Charges and Preferred Stock Dividends...............      5
Description of Capital Stock................................      6
Description of Debt Securities..............................     10
Plan of Distribution........................................     22
Legal Matters...............................................     23
Experts.....................................................     23

                                 --------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

    References to "we", "us" and "our" are to Praxair, Inc. and its subsidiaries unless the context otherwise requires.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at HTTP://WWW.SEC.GOV. You may also read and copy any document we file at the SEC's public reference room in Washington, D.C., as well as at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York, 10005, where our common stock is listed under the symbol "PX." You can call the SEC at 1-800-732-0330 for further information about the public reference rooms.

    The SEC allows us to "incorporate by reference" the information we file with them, which means we are assumed to have disclosed important information to you when we refer you to documents that are on file with the SEC. The information we have incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities covered by this prospectus supplement and the accompanying prospectus.

    - Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

    - Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

    - Current Reports on Form 8-K dated April 23, 2002 and June 13, 2002.

    You may request a copy of these documents at no cost by writing to us at the following address:

           Praxair, Inc.
           39 Old Ridgebury Road
           Danbury, Connecticut 06810-5113
           Attn: Assistant Corporate Secretary
           Telephone: (203) 837-2000.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

    The forward-looking statements contained in this prospectus supplement and the accompanying prospectus concerning demand for products and services, the expected macroeconomic environment, sales and earnings growth, projected capital and acquisition spending, the impact of required changes in accounting, and other financial goals involve risks and uncertainties, and are subject to change based on various factors. These risk factors include the impact of changes in worldwide and national economies, the cost and availability of electric power, natural gas and other materials, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, and the impact of tax and other legislation and regulation in the jurisdictions in which we operate as well as new accounting rules and practices.

    Although we believe that the expectations reflected in the forward-looking statements are responsible, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We are under no duty and do not intend to update any of the forward-looking statements after the date of this prospectus supplement or to conform our prior statements to actual results.

                                  THE COMPANY

    Praxair was the first company in the United States to produce oxygen from air using a cryogenic process. We have been, and continue to be, a major technological innovator in the industrial gases industry and have done much to create value for our customers by developing new applications for industrial gases and to open new markets by lowering the cost of supply.

    Praxair is the largest industrial gases company in North and South America and the third largest worldwide. We are also the world's largest supplier of carbon dioxide. Our primary products for our industrial gases business are atmospheric gases (oxygen, nitrogen, argon, rare gases), process gases (carbon dioxide, helium, hydrogen, electronic gases, specialty gases, acetylene), and we also design, engineer and build equipment that produces industrial gases (for internal use and external sale). Our surface technology segment, operated through Praxair Surface Technologies, Inc., supplies wear-resistant and high-temperature corrosion-resistant metallic and ceramic coatings and powders. Our sales were $5,158 million, $5,043 million and $4,639 million for 2001, 2000 and 1999, respectively, with industrial gases and related products and services accounting for 92% of sales in 2001, 2000 and 1999 and in the first quarter of 2002, and surface technologies accounting for the balance. For the quarterly period ended March 31, 2002 our sales were $1,232 million.

    Gases produced by us find wide use in the aerospace, chemicals, electronics, energy, food & beverage, healthcare, manufacturing and metals industries. By using the gases that we produce and, in many cases, the proprietary processes that we invent, customer value is created through improved product quality, increased productivity, conservation of energy, and the attainment of environmental improvement objectives. We have been and continue to be a major technological innovator in the industrial gases industry and, working with customers, have done much to increase the use of our industrial gases to support the manufacture of other products and for many other uses. Historically, consumption of industrial gases has increased at approximately 1.5 to 2.0 times local industrial production growth in countries in which we do business.

    We (including our predecessor companies) were founded in 1907 and were incorporated in Delaware in 1988. Our principal offices are located at 39 Old Ridgebury Road in Danbury, Connecticut 06810-5113 and our telephone number is
(203) 837-2000.

                                USE OF PROCEEDS

    We will use the net proceeds from the sale of the notes of approximately $247.2 million to repay outstanding commercial paper and other short-term borrowings. Prior to their application, the proceeds may be invested in short-term investments. The indebtedness to be repaid with the proceeds of this offering was incurred for general corporate purposes. At June 13, 2002 our outstanding commercial paper and short-term borrowing bore interest at a weighted average interest rate of approximately 1.88% per annum and had maturities of up to 180 days.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    Our ratio of earnings to fixed charges for the years ended December 31, 2001, 2000, 1999, 1998 and 1997 was 3.1, 2.7, 3.3, 2.8 and 3.2, respectively.
For the quarterly period ended March 31, 2002 the ratio of earnings to fixed charges was 3.7, based on the following amounts (in millions): earnings net of fixed charges are comprised of income of consolidated companies before provision for income taxes of $166; less capitalized interest of $3; plus depreciation of capitalized interest of $3 and dividends from companies carried at equity $1. Fixed charges are comprised of interest on long-term and short-term debt of $51; plus capitalized interest of $3 and rental expense representative of an interest factor of $8.

                      RECENTLY ISSUED ACCOUNTING STANDARDS

    We have adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) 142, "Goodwill and Other Intangible Assets", effective January 1, 2002. Under the new rule, companies no longer amortize goodwill or indefinite life intangible assets. In addition, the rule provides a six-month transitional period from the effective date of adoption for the company to perform an initial assessment of whether there is an indication that the carrying value of goodwill is impaired. This assessment is made by comparing the fair value of each reporting unit, as determined in accordance with the new rule, to its book value. To the extent that an impairment is indicated (fair value is less than book value), the company must perform a second test to measure the amount of the impairment. The rule requires that any initial impairment be taken as a charge to net income as a cumulative effect of accounting change retroactive to January 1, 2002. In future years, this assessment must be conducted at least annually at the reporting unit level, and any such impairment must be recorded as a charge to operating earnings.

    We have completed the initial impairment test and concluded that certain of our goodwill was impaired, resulting in a non-cash after-tax charge of $139 million or approximately $0.84 per share on a diluted basis. The charge will be recorded as a cumulative effect of an accounting change, retroactive to January 1, 2002, in accordance with the rule. The following table reconciles the prior year reported income before cumulative effect of an accounting change and net income to their respective balances adjusted to exclude goodwill amortization expense which is no longer amortized under the provisions of SFAS 142. Current period results are presented for comparative purposes and include the impact of the accounting change effective January 1, 2002.

                                                                              YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------------------------------
                                                            1997       1998       1999       2000       2001     1Q 2002
                                                          --------   --------   --------   --------   --------   --------
                                                                   (MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)
INCOME BEFORE CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE:
Reported income before cumulative effect of an
  accounting change.....................................   $ 416      $ 425      $ 441      $ 363      $ 432      $  127
Add back goodwill amortization after-tax................      34         32         28         29         33          --
                                                           -----      -----      -----      -----      -----      ------
Adjusted income before cumulative effect of an
  accounting change.....................................   $ 450      $ 457      $ 469      $ 392      $ 465      $  127
                                                           =====      =====      =====      =====      =====      ======

REPORTED NET INCOME:
Net income..............................................   $ 405      $ 425      $ 431      $ 363      $ 430      $  127
Accounting change.......................................      --         --         --         --         --        (139)
Add back goodwill amortization after-tax................      34         32         28         29         33          --
                                                           -----      -----      -----      -----      -----      ------
  Adjusted net income (loss)............................   $ 439      $ 457      $ 459      $ 392      $ 463      $  (12)
                                                           =====      =====      =====      =====      =====      ======

PER SHARE DATA:
Basic earnings per share:
  Before cumulative effect of an accounting change......   $2.63      $2.68      $2.77      $2.28      $2.68        0.78
  Add back goodwill amortization after-tax..............    0.21       0.20       0.18       0.18       0.20          --
  Accounting change.....................................   (0.07)        --      (0.06)        --      (0.01)      (0.85)
                                                           -----      -----      -----      -----      -----      ------
  Adjusted net income (loss)............................   $2.77      $2.88      $2.89      $2.46      $2.87      ($0.07)
                                                           =====      =====      =====      =====      =====      ======

Diluted earnings per share:
  Before cumulative effect of an accounting change......   $2.53      $2.60      $2.72      $2.25      $2.64        0.77
  Add back goodwill amortization after-tax..............    0.21       0.19       0.17       0.18       0.20          --
  Accounting change.....................................   (0.07)        --      (0.06)        --      (0.01)      (0.84)
                                                           -----      -----      -----      -----      -----      ------
  Adjusted net income (loss)............................   $2.67      $2.79      $2.83      $2.43      $2.83      ($0.07)
                                                           =====      =====      =====      =====      =====      ======

                            DESCRIPTION OF THE NOTES

    The following description of the particular terms of the notes supplements, and to the extent inconsistent therewith supersedes, the description of the general terms and provisions of the senior debt securities included in the accompanying prospectus, to which description reference is hereby made.

    The notes will be our unsecured general obligations, will be issued under an indenture dated as of July 15, 1992 between Praxair, Inc. and State Street Bank and Trust Company, as the ultimate successor trustee to Bank of America, Illinois, will be limited to $250,000,000 principal amount, will be issued in book-entry form only and will mature on July 15, 2007.

    The notes will bear interest from June 19, 2002 or from the most recent date to which interest has been paid or provided for, at the rate of 4.75% per year, payable semi-annually on January 15 and July 15 commencing on January 15, 2003 to the persons in whose names the notes are registered at the close of business on the preceding December 31 and June 30, respectively. The notes will accrue interest on the basis of a 360-day year consisting of 12 months of 30 days each.

    We may redeem all or part of the notes at any time at our option at a redemption price equal to the greater of (1) the principal amount of the notes being redeemed plus accrued and unpaid interest to the redemption date or
(2) the Make-Whole Amount for the notes being redeemed.

    "Make-Whole Amount," means, as determined by a Quotation Agent, the sum of the present values of the principal amount of the notes to be redeemed, together with the scheduled payments of interest (exclusive of interest to the redemption date) from the redemption date to the maturity date of the notes being redeemed, in each case discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate, plus accrued and unpaid interest on the principal amount of the notes being redeemed to the redemption date.

    "Adjusted Treasury Rate" means, with respect, to any redemption date, the sum of (x) either (1) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recent published statistical release designated "H.15 (519)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the notes being redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounded to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Price for such redemption date, in each case calculated on the third business day preceding the redemption date, and (y) ..15%.

    "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to the maturity date of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of notes.

    "Comparable Treasury Price" means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the indenture trustee, Reference Treasury Dealer Quotations for such redemption date.

    "Quotation Agent" means the Reference Treasury Dealer selected by the indenture trustee after consultation with us.

    "Reference Treasury Dealer" means any of Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. and their respective successors and assigns, and one other nationally recognized investment banking firm selected by us that is a primary U.S. Government securities dealer.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the indenture trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the indenture trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

    The notes are subject to defeasance under the conditions described in the accompanying prospectus, including the condition that an opinion of counsel be delivered with respect to the absence of any tax effect of any such defeasance to holders of the notes.

    Upon issuance, the notes will be represented by one or more global securities that will be deposited with, or on behalf of, DTC and will be registered in the name of DTC or a nominee of DTC. See "Description of Debt Securities--Global Debt Securities" in the accompanying prospectus.

    We may from time to time without the consent of the holders of the notes create and issue further notes having the same terms and conditions as these notes so that the further issue would be consolidated and form a single issue with these notes.

                                  UNDERWRITING

    Under the terms and subject to the conditions set forth in an underwriting agreement dated the date hereof, the underwriters named below are acting as joint bookrunning managers and have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amounts of notes set forth opposite their names below:

                                                                 PRINCIPAL
                        UNDERWRITERS                          AMOUNT OF NOTES
                        ------------                          ---------------
Credit Suisse First Boston Corporation......................     84,000,000
J.P. Morgan Securities Inc..................................     83,000,000
Salomon Smith Barney Inc....................................     83,000,000
                                                               ------------
  Total.....................................................   $250,000,000
                                                               ============

    The underwriting agreement provides that the obligation of the several underwriters to pay for and accept delivery of the notes is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are committed to purchase all of the notes if any are purchased.

    The underwriters propose to offer the notes initially to the public at the public offering price shown on the cover page hereof and selling group members at that price less a selling concession of .350% of the principal amount of the notes. The underwriters and selling group members may reallow a discount of ..250% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes the underwriters may change the offering price and the concession and discount to other dealers.

    We estimate that our out of pocket expenses for this offering will be approximately $250,000.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on a national securities exchange, but have been advised by the underwriters that they currently intend to make a secondary market in the notes, as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes and any such secondary market making may be discontinued at any time at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the notes.

    In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

    In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, are engaging and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates.

    Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. will make securities available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. and their respective customers and is not a party to any transactions. Market Axess Inc. will not function as an underwriter or agent of the issuer, nor will Market Axess Inc. act as a broker for any customer of Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. or Salomon Smith Barney Inc. Market Axess Inc., a registered broker-dealer, will receive compensation from Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. based on transactions each such underwriter conducts through the system. Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. will make securities available to their respective customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the notes are made. Any resale of the notes in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

REPRESENTATIONS OF PURCHASERS

    By purchasing notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

    - the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

    - where required by law, that the purchaser is purchasing as principal and not as agent, and

    - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION--ONTARIO PURCHASERS ONLY

    Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

ENFORCEMENT OF LEGAL RIGHTS

    All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

                                    EXPERTS

    The audited consolidated financial statements incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K of Praxair, Inc. for the year ended December 31, 2001 have been so incorporated in reliance on the report (which contains as explanatory paragraph relating to the adoption of new accounting standards for derivative instruments and hedging activities in 2001 and for costs of start-up activities in 1999) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

                                 $1,125,000,000
                                 PRAXAIR, INC.
                                  COMMON STOCK
                                PREFERRED STOCK
                                      AND
                                DEBT SECURITIES

    We may offer, from time to time, in one or more series:

       - shares of our common stock;

       - shares of our preferred stock;

       - unsecured senior debt securities; and

       - unsecured subordinated debt securities.

    The securities:

       - will have a maximum aggregate offering price of $1,125,000,000;

       - will be offered at prices and on terms to be set forth in one or more prospectus supplements;

       - may be denominated in U.S. dollars or in other currencies or currency units;

       - may be offered separately or together with other securities as units, or in separate series; and

       - may be listed on a national securities exchange, if specified in the applicable prospectus supplement.

    The aggregate initial offering price of all securities sold under this prospectus will not exceed $1,125,000,000.

    Our common stock is listed on the New York Stock Exchange under the symbol "PX".
                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    The securities may be sold from time to time directly, through agents or through underwriters and/or dealers. If any agent of the issuer or any underwriter is involved in the sale of the securities, the name of such agent or underwriter and any applicable commission or discount will be set forth in the accompanying prospectus supplement.
                            ------------------------

 THIS PROSPECTUS MAY NOT BE USED UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                            ------------------------

                 The date of this prospectus is April 2, 2001.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
About This Prospectus.......................................      3
Incorporation of Certain Documents by Reference.............      3
Note Regarding Forward-Looking Statements...................      4
The Company.................................................      4
Use of Proceeds.............................................      5
Ratios of Earnings To Fixed Charges and Earnings To Combined
  Fixed Charges and Preferred Stock Dividends...............      5
Description of Capital Stock................................      6
Description of Debt Securities..............................     10
Plan of Distribution........................................     22
Legal Matters...............................................     23
Experts.....................................................     23

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a "shelf" registration statement filed with the United States Securities and Exchange Commission by us. By using a shelf registration statement, we may sell up to $1,125,000,000 offering price of any combination of the securities described in this prospectus from time to time and in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information".

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities that may be offered. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, parts of which are omitted in accordance with the rules and regulations of the SEC. For more information about us and the securities, you should see the registration statement and its exhibits and schedules. Any statement made in this prospectus concerning the provisions of documents is a summary and you should refer to the copy of that document filed as an exhibit to the registration statement with the SEC.

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at HTTP://WWW.SEC.GOV or at our web site at HTTP://WWW.PRAXAIR.COM. You may also read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or in New York and Chicago, as well as at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York, 10005, where our common stock is listed under the symbol "PX." You can call the SEC at 1-800-732-0330 for further information about the public reference rooms.

    The SEC allows us to "incorporate by reference" the information we file with them, which means we are assumed to have disclosed important information to you when we refer you to documents that are on file with the SEC. The information we have incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities covered by this prospectus.

    - Our Annual Report on Form 10-K for the fiscal year ended December 31,
      2000.

    - Current Reports on Form 8-K dated March 1, 2001.

    - The description of our capital stock set forth under the caption "Item 11. Description of Registrant's Securities to be Registered" in the Registration Statement on Form 10 dated March 10, 1992, as amended by
      Form 8 dated May 22, 1992, Form 8 dated June 9, 1992 and Form 8 dated
      June 12, 1992.

    You may request a copy of any or all of the documents that we have incorporated by reference at no cost by writing to or calling us at the following address:

    Praxair, Inc.
    39 Old Ridgebury Road
    Danbury, Connecticut 06810-5113
    Attn: Assistant Corporate Secretary
    Telephone: (203) 837-2000.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

    The forward-looking statements contained in this prospectus and any prospectus supplement (including the documents incorporated herein or therein by reference) concerning development and commercial acceptance of new products, services, financial outlook, earnings growth, and other financial goals involve risks and uncertainties, and are subject to change based on various factors. These include the impact of changes in worldwide and national economies, the cost and availability of electric power and other energy and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of tax and other legislation and regulation in the jurisdictions which the company operates and other risks discussed in this prospectus (including information incorporated by reference), the applicable prospectus supplement (including information incorporated by reference) and our filings with the SEC.

    Although we believe that the expectations reflected in the forward-looking statements are responsible, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We are under no duty and do not intend to update any of the forward-looking statements after the date of this prospectus or to conform our prior statements to actual results.

                                  THE COMPANY

    We are the largest industrial gases company in North and South America and the third largest worldwide. We are also the world's largest supplier of carbon dioxide. Our primary products for our industrial gases business are atmospheric gases (oxygen, nitrogen, argon, rare gases) and process gases (carbon dioxide, helium, hydrogen, electronic gases, specialty gases, acetylene). Our surface technology segment, operated through Praxair Surface Technologies, Inc., supplies wear-resistant and high-temperature corrosion-resistant metallic and ceramic coatings and powders. We also design, engineer and build equipment that produces industrial gases (for internal use and external sale) through our global supply systems. Our sales were $5,043 million, $4,639 million and $4,833 million for the years ended December 31, 2000, 1999 and 1998, respectively, with industrial gases accounting for 88% of sales in 2000, 89% of sales in 1999 and 90% of sales in 1998, and surface technologies and global supply systems accounting for the balance.

    Gases produced by us find wide use in the metal fabrication, chemicals & refining, primary metals, food & beverage, healthcare, semiconductor materials, aerospace, glass, pulp & paper, environmental remediation, and other industries. By using the gases that we produce and, in many cases, the proprietary processes that we invent, customer value is created through improved product quality, increased productivity, conservation of energy, and the attainment of environmental improvement objectives. We have been and continue to be a major technological innovator in the industrial gases industry and, working with customers, have done much to increase the use of our industrial gases to support the manufacture of other products and for many other uses. Historically, consumption of industrial gases has increased at approximately 1.5 to 2.0 times local industrial production growth in countries in which we do business.

    We (including our predecessor companies) were founded in 1907 and were incorporated in Delaware in 1988. Our principal offices are located at 39 Old Ridgebury Road in Danbury, Connecticut 06810-5113 and our telephone number is
(203) 837-2000.

                                USE OF PROCEEDS

    Except as otherwise described in the applicable prospectus supplement, we will use the net proceeds from the sale or sales of the securities for general corporate purposes, which may include, without limitation, the reduction of outstanding indebtedness, working capital increases, capital expenditures and acquisitions of companies in a similar line of business. Prior to their application, the proceeds may be invested in short-term investments. Reference is made to our financial statements incorporated by reference herein for a description of the terms of our outstanding indebtedness.

 RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

    The following table sets forth our ratio of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated:

                                                                        YEARS ENDED DECEMBER 31,
                                                          ----------------------------------------------------
                                                            2000       1999       1998       1997       1996
                                                          --------   --------   --------   --------   --------
Ratio of Earnings to Fixed Charges(a)...................    2.7        3.3        2.8        3.2        2.8
Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends(b)..........................    2.6        3.2        2.7        3.1        2.7

------------------------

(a) For the purpose of computing this ratio: "earnings" consist of income from continuing operations before provision for income taxes, before fixed charges, plus dividends from less than 50%-owned companies carried at equity, less net capitalized interest of consolidated subsidiaries, and "fixed charges" comprise interest on long-term and short-term debt, capitalized interest and the portion of rentals representative of an appropriate interest factor.

(b) For the purpose of computing the foregoing ratio: "earnings" consist of income from continuing operations before provision for income taxes, before combined fixed charges, plus dividends from less than 50%-owned companies carried at equity, less net capitalized interest of consolidated subsidiaries, and "combined fixed charges" comprise interest on long-term and short-term debt, capitalized interest, the portion of rentals representative of an appropriate interest factor and preferred stock dividends.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

    Under the Restated Certificate of Incorporation of the Company the total number of shares of all classes of stock that the Company has authority to issue is 525,000,000, of which 25,000,000 may be shares of preferred stock, par value $.01 per share, and 500,000,000 may be shares of common stock, par value $.01 per share. As of December 31, 2000, 166,309,105 shares of our common stock were issued and 159,379,260 were outstanding and 200,000 shares of our preferred stock, series B, were issued and outstanding.

COMMON STOCK

    Holders of the Company's common stock are entitled to receive ratably dividends, if any, subject to the prior rights of holders of outstanding shares of preferred stock, as are declared by the board of directors of the Company out of the funds legally available for the payment of dividends. Except as otherwise provided by law, each holder of common stock is entitled to one vote per share of common stock on each matter submitted to a vote of a meeting of stockholders. The common stock does not have cumulative voting rights in the election of directors.

    In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after all liabilities and the holders of each series of preferred stock have been paid in full, the holders of the Company's common stock are entitled to receive any remaining assets of the Company.

    The Company's common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. Each outstanding share of the Company's common stock is accompanied by a right to purchase one share of common stock at a price of $47.33 per share subject to certain anti-dilution adjustments. This right is described in more detail below under the heading "Rights Agreement".

    The Company is authorized to issue additional shares of common stock without further stockholder approval (except as may be required by applicable law or stock exchange regulations). With respect to the issuance of common shares of any additional series, the board of directors of the Company is authorized to determine, without any further action by the holders of the Company's common stock, the dividend rights, dividend rate, conversion rights, voting rights and rights and terms of redemption, as well as the number of shares constituting such series and the designation thereof. Should the board of directors of the Company elect to exercise its authority, the rights and privileges of holders of the Company's common stock could be made subject to rights and privileges of any such other series of common stock. The Company has no present plans to issue any common stock of a series other than the Company's common stock currently issued and outstanding.

    The transfer agent and registrar for the shares of our common stock is The Bank of New York, Shareholder Relations, Department 11E, P.O. Box 11258, Church Street Station New York, NY 10286-1258.

PREFERRED STOCK

    The Company's board of directors may issue up to 25,000,000 shares of preferred stock in one or more series and, subject to the Delaware corporation law, may:

    - fix the rights, preferences, privileges and restrictions of the preferred stock;

    - fix the number of shares and designation of any series of preferred stock; and

    - increase or decrease the number of share of any series of preferred stock but not below the number of outstanding shares.

    The Company's board of directors has the power to issue our preferred stock with voting and conversion rights that could negatively affect the voting power or other rights of our common stockholders, and the board of directors could take that action without stockholder approval. The issuance of our preferred stock could delay or prevent a change in control of the Company.

    At December 31, 2000, no shares of our preferred stock, series A, were outstanding and 200,000 shares of our 6.75% cumulative preferred stock, series B, were issued and outstanding. The outstanding shares of preferred stock, series B, were issued in December 1996 when PX Merger Corp., a wholly-owned subsidiary of the Company, was merged into CBI Industries, Inc. At that time, each outstanding share of CBI preferred stock was exchanged for a share of the Company's preferred stock, series B, having the same terms. The shares of the preferred stock, series B, rank senior to the common stock and are entitled to receive cumulative annual dividends of $6.75 per share, payable quarterly. The series B preferred stock is mandatorily redeemable on, but not prior to, September 5, 2002 at a price of $100 per share, plus an amount equal to accrued and unpaid dividends thereon to the date of redemption, and has a liquidation preference of $100 per share, plus an amount equal to all dividends on such shares accrued and unpaid thereon to the date of final distribution. No dividends may be paid on the Company's common stock or any other stock of the Company ranking junior to or on a parity with the series B preferred stock unless the Company's series B preferred stock dividends have been paid. Except in limited circumstances, the Company may not redeem stock of the Company ranking on a parity with the series B preferred stock unless all accumulated dividends have been paid or declared and set apart for payment on the series B preferred stock. The series B preferred stock has limited voting rights.

    If the Company offers any series of preferred stock, whether separately, or together with, or upon the conversion of, or in exchange for, other securities, certain terms of that series of preferred stock will be described in the applicable prospectus supplement, including, without limitation, the following:

    - the designation;

    - the number of authorized shares of the series in questions;

    - voting rights, if any;

    - the dividend rate, period and/or payment dates or method of calculation;

    - the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of the Company's affairs;

    - any limitations on the issuance of any class or series of preferred stock ranking senior to or on parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    - the terms and conditions, if any, upon which the preferred stock will be convertible into or exchangeable for other securities;

    - any redemption provisions;

    - any sinking fund provisions; and

    - any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

NO PREEMPTIVE RIGHTS

    No holder of any stock of any class of the Company has any preemptive right to subscribe for any securities of any kind or class.

RIGHTS AGREEMENT

    Holders of the Company's common stock on June 30, 1992 received one right for every share of common stock that they held on June 30, 1992. The stockholders of the Company who have purchased shares of Company common stock since June 30, 1992 also have one right for every share of our common stock they own. The right is evidenced by each common stock certificate of the Company. After an event causing the exercisability of the rights as described below, each right entitles the holder to purchase from the Company one share of common stock at a purchase price of $47.33 per share, subject to adjustment. The right also entitles holders to acquire common stock of an acquirer in the events described below. The rights agreement serves as an anti-takeover tactic and encourages third parties interested in acquiring the Company to negotiate directly with our board of directors.

    The terms of the rights are in a rights agreement between us and The Bank of New York, as rights agent. The description below is a summary of some of the provisions of the rights agreement.

EVENTS CAUSING THE EXERCISABILITY OF THE RIGHTS

    The exercisability of the rights will be triggered:

    - 10 days after the public announcement of the acquisition by a person or group of persons (such person or group of persons will be referred to herein as the "acquirer") of 15% or more of our common stock; or

    - 10 days after the commencement (or announcement of commencement) of a tender offer or exchange offer that would result in a person or group becoming an acquirer.

    Once the rights are exercisable, stockholders may purchase our common stock at $47.33 per share.

THE COMPANY'S BOARD OF DIRECTORS MAY REDEEM OR EXCHANGE THE RIGHTS

    The Company's board of directors may redeem the rights at a price of $.001 per right at any time prior to the public announcement that a person has become an acquirer and for 20 business days afterwards. Under certain circumstances, the decision to redeem shall require the vote of a majority of the independent directors.

    In the event that:

    - the Company is the surviving corporation in a merger with an acquirer and its common stock is not changed or exchanged; or

    - a person becomes an acquirer (except pursuant to an offer for all outstanding shares of the Company's common stock which the independent directors determine to be fair to the Company's stockholders); or

    - an acquirer engages in one or more "self-dealing" transactions as set forth in the rights agreement; or

    - during such time as there is an acquirer, an event occurs (e.g., a reverse stock split) which results in such acquirer's ownership interest being increased by more than 1% after a specified date,

each holder of a right (other than rights owned by the acquirer which shall have become void) will thereafter have the right to receive, upon exercise, the Company's common stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the purchase price of $47.33 per share, as adjusted, per right. However, the Company's board of directors may exchange the rights (other than rights owned by the acquirer which shall have become void), at any time after the public announcement that a person has become an acquirer, in whole or in part, at an exchange ratio equal to one times the purchase price of $47.33 per share, as adjusted, per right.

    Until a right is exercised or exchanged, the holder of the right, by virtue of being a right holder, will have no rights as a stockholder of the Company, including, for example, the right to vote or to receive dividends.

EXERCISE OF RIGHTS FOR COMPANY COMMON STOCK

    After the rights become exercisable and after the time period when the board of directors' right to redeem the rights has expired, each right holder will have the right to receive, upon exercise of the rights, the Company's common stock, or, in some circumstances, cash, property or other securities of the Company having a value equal to two times the purchase price of $47.33 per share, as adjusted, per right. Upon a person becoming an acquirer, all rights that are, or, under some circumstances specified in the rights agreement, were, owned by any acquirer will be void.

EXERCISE OF RIGHTS FOR SHARES OF THE ACQUIRING COMPANY

    If, after the date the rights become exercisable, (1) the Company is acquired in a merger or other business combination transaction, or (2) 50% or more of the Company's assets or earning power is sold, each right holder, except the acquirer, shall afterwards have the right to receive, upon exercise, common stock of the acquirer having a value equal to two times the exercise price of $47.33 per share, as adjusted, per right.

ADJUSTMENTS TO EXERCISE PRICE

    The exercise price for each right, and the number of shares of common stock (or other securities or property) issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution.

AMENDMENTS TO TERMS OF THE RIGHTS

    Any of the provisions of the rights agreement may be amended by the Company's board of directors so long as the rights are redeemable. After the rights are no longer redeemable, the provisions of the rights agreement may be amended by the Company's board of directors in order to cure any ambiguity, defect or inconsistency, or to make changes which do not adversely affect the interests of holders of rights (excluding the interests of any acquirer).

TERM

    The rights will expire at the close of business on June 30, 2002, unless earlier redeemed, exercised or exchanged by the Company as described.

                         DESCRIPTION OF DEBT SECURITIES

    Senior Debt Securities may be issued either separately, or together with, or upon the conversion of, or in exchange for, other securities, from time to time in one or more series, under an Indenture dated July 15, 1992 (the "Senior Indenture") between the Company and State Street Bank and Trust Company as the ultimate successor trustee to Bank of America Illinois (formerly Continental Bank, National Association), as trustee (the "Senior Trustee"), which is filed as an Exhibit to the Registration Statement of which this prospectus is a part.

    Subordinated Debt Securities may be issued either separately, or together with, or upon the conversion or, or in exchange for, other securities, from time to time in series under an indenture (the "Subordinated Indenture") between the Company and a trustee to be identified in the related prospectus supplement (the "Subordinated Trustee"). The Subordinated Indenture is filed as an exhibit to the Registration Statement of which this prospectus is a part. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures," and the Senior Trustee and the Subordinated Trustee are sometimes referred to collectively as the "Debt Trustees." The following statements under this caption are summaries of certain provisions contained or, in the case of the Subordinated Indenture, to be contained in the Indentures, do not purport to be complete and are qualified in their entirety by reference to the Indentures, including the definitions therein of certain terms. Capitalized terms used herein and not defined shall have the meanings assigned to them in the related Indenture. The particular terms of the Debt Securities and any variations from such general provisions applicable to any series of Debt Securities will be set forth in the prospectus supplement applicable to such series.

    At March 1, 2001, approximately $2,075 million principal amount of Senior Debt Securities were outstanding under the Senior Indenture ($2,325 million including Senior Debt issued on March 2, 2001) and there were no Subordinated Debt Securities outstanding under the Subordinated Indenture. The Senior Indenture does not and the Subordinated Indenture will not limit the amount of Debt Securities that may be issued in the future.

GENERAL

    Each Indenture provides or, in the case of the Subordinated Indenture, will provide for the issuance of Debt Securities in one or more series with the same or various maturities. Neither Indenture limits the amount of Debt Securities that can be issued thereunder and each provides that the Debt Securities may be issued in series up to the aggregate principal amount which may be authorized from time to time by the Company. The Debt Securities will be unsecured.

    Reference is made to the prospectus supplement for the following terms, if applicable, of the Debt Securities offered thereby:

    (1) the designation, aggregate principal amount, currency or composite currency and denominations;

    (2) the price at which such Debt Securities will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest;

    (3) the maturity date and other dates, if any, on which principal will be payable;

    (4) the interest rate (which may be fixed or variable), if any;

    (5) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

    (6) the manner of paying principal or interest;

    (7) the place or places where principal and interest will be payable;

    (8) the terms of any mandatory or optional redemption by the Company;

    (9) the terms, if any, upon which the debt securities may be convertible into or exchangeable for other securities;

   (10) the terms of any redemption at the option of holders;

   (11) whether such Debt Securities are to be issuable as registered Debt Securities, bearer Debt Securities, or both, and whether and upon what terms any registered Debt Securities may be exchanged for bearer Debt Securities and vice versa;

   (12) whether such Debt Securities are to be represented in whole or in part by a Debt Security in global form and, if so, the identity of the depositary for any global Debt Security;

   (13) any tax indemnity provisions;

   (14) if the Debt Securities provide that payments of principal or interest may be made in a currency other than that in which Debt Securities are denominated, the manner for determining such payments;

   (15) the portion of principal payable upon acceleration of a Discounted Debt Security (as defined below);

   (16) whether and upon what terms Debt Securities may be defeased;

   (17) any events of default or restrictive covenants in addition to or in lieu of those set forth in the Indentures;

   (18) provisions for electronic issuance of Debt Securities or for Debt Securities in uncertificated form; and

   (19) any additional provisions or other special terms not inconsistent with the provisions of the Indentures, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the Debt Securities.

    If the principal of, premium, if any, or interest on Debt Securities of any series are payable in a foreign or composite currency, any material risks relating to an investment in such Debt Securities will be described in the prospectus supplement relating to that series.

    Debt Securities of any series may be issued as registered Debt Securities, bearer Debt Securities or uncertificated Debt securities, as specified in the terms of the series. Unless otherwise indicated in the applicable prospectus supplement, registered Debt Securities will be issued in denominations of $1,000 and whole multiples thereof and bearer Debt Securities will be issued in denominations of $5,000 and whole multiples thereof. The Debt Securities of a series may be issued in whole or in part in the form of one or more global Debt Securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to the series. Unless otherwise indicated in the prospectus supplement relating to a series, the terms of the depositary arrangement with respect to any Debt Securities of a series specified in the prospectus supplement as being represented by global Debt Securities will be as set forth below under "Global Debt Securities."

    In connection with its original issuance, no bearer Debt Security will be offered, sold, resold, or mailed or otherwise delivered to any location in the United States and a bearer Debt Security in definitive form may be delivered in connection with its original issuance only if the person entitled to receive the bearer Debt Security furnishes certification as described in United States Treasury regulation section 1.163-5(c)(2)(i)(D)(iii). If there is a change in the relevant provisions or interpretation of United States laws, the foregoing restrictions will not apply to a series if the Company determines that such provisions no longer apply to the series or that failure to so comply would not have an adverse tax effect on the Company or on holders or cause the series to be treated as "registration-required" obligations under United States law.

    For purposes of this prospectus, unless otherwise indicated, "United States" means the United States of America (including the States and the District of Columbia), its territories and possessions and all other areas subject to its jurisdiction. "United States person" means a citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States or a political subdivision thereof or any estate or trust the income of which is subject to United States federal income taxation regardless of its source. Any special United States federal income tax considerations applicable to bearer Debt Securities will be described in the prospectus supplement relating thereto.

    To the extent set forth in the applicable prospectus supplement, except in special circumstances set forth in the applicable Indenture, principal and interest on bearer Debt Securities will be payable only upon surrender of bearer Debt Securities and coupons at a paying agency of the Company located outside of the United States. During any period thereafter for which it is necessary in order to conform to United States tax law or regulations, the Company will maintain a paying agent outside the United States to which the bearer Debt Securities and coupons may be presented for payment and will provide the necessary funds therefor to the paying agent upon reasonable notice.

    Registration of transfer of registered Debt Securities may be requested upon surrender thereof at any agency of the Company maintained for that purpose and upon fulfillment of all other requirements of the agent. Bearer Debt Securities and the coupons related thereto will be transferable by delivery.

    Debt Securities may be issued under the Indentures as Discounted Debt Securities to be offered and sold at a discount from the principal amount thereof. Special United States federal income tax and other considerations applicable thereto will be described in the applicable prospectus supplement relating to such Discounted Debt Securities. "Discounted Debt Security" means a Debt Security where the amount of principal due upon acceleration is less than the stated principal amount.

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RANKING OF DEBT SECURITIES

    The Senior Debt Securities will be unsecured and will rank on a parity with other unsecured and unsubordinated debt of the Company.

    At December 31, 2000, the Company had outstanding approximately
$2,641 million in long-term debt (net of current maturities) consisting of Senior Indebtedness (as defined below).

    The obligations of the Company pursuant to any Subordinated Debt Securities will be subordinate in right of payment to all Senior Indebtedness of the Company. "Senior Indebtedness" of the Company is defined to mean the principal of (and premium, if any) and interest on (a) any and all indebtedness and obligations of the Company (including indebtedness of others guaranteed by the Company) other than the Subordinated Debt Securities, whether or not contingent and whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred or assumed, which (i) are for money borrowed; (ii) are evidenced by any bond, note, debenture or similar instrument; (iii) represent the unpaid balance on the purchase price of any property, business, or asset of any kind; (iv) are obligations of the Company as lessee under any and all leases of property, equipment or other assets required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles; (v) are reimbursement obligations of the Company with respect to letters of credit; and
(b) any deferrals, amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of the types referred to above; provided that Senior Indebtedness shall not include (i) the Subordinated Debt Securities; (ii) any indebtedness or obligation of the Company which, by its express terms or the express terms of the instrument creating or evidencing it, is not superior in right of payment to the Subordinated Debt Securities; or
(iii) any indebtedness or obligation incurred by the Company in connection with the purchase of assets, materials or services in the ordinary course of business and which constitutes a trade payable.

    The Subordinated Indenture will not contain any limitation on the amount of Senior Indebtedness which may be hereafter incurred by the Company.

    The Subordinated Indenture will provide that where notice of certain defaults in respect of Senior Indebtedness has been given to the Company, no payment with respect to the principal of or interest on the Subordinated Debt Securities will be made by the Company unless and until such default has been cured or waived. Upon any payment or distribution of the Company's assets to creditors of the Company in a liquidation or dissolution of the Company, or in a reorganization, bankruptcy, insolvency, receivership or similar proceeding relating to the Company or its property, whether voluntary or involuntary, the holders of Senior Indebtedness will first be entitled to receive payment in full of all amounts due thereon before the holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of or premium, if any, or interest on the Subordinated Debt Securities. By reason of such subordination, in the event of insolvency of the Company, holders of Senior Indebtedness of the Company may receive more, ratably, and holders of the Subordinated Debt Securities may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any event of default in respect of the Subordinated Debt Securities.

CERTAIN COVENANTS

    The Senior Indenture contains, among others, the covenants summarized below, which will be applicable (unless waived or amended) so long as any of the Senior Debt Securities are outstanding, unless otherwise stated in the applicable prospectus supplement.

    The Debt Securities will not be secured by any properties or assets and will represent unsecured debt of the Company. Because secured debt ranks ahead of unsecured debt with respect to the assets securing such secured debt, the limitation on liens and the limitation on sale-leaseback transactions place some restrictions on the Company's ability to incur additional secured debt or its equivalent when the asset securing the debt is a material manufacturing facility in the United States. The limitations are subject to a number of qualifications and exceptions described below. There can be no assurance that a facility subject to the limitations at any time will continue to be subject to those limitations at a later time.

    Unless otherwise indicated in a prospectus supplement, the covenants contained in the Senior Indenture and the Senior Debt Securities do not afford holders of the Senior Debt Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Senior Debt Securities.

DEFINITIONS

    "Attributable Debt" for a lease means, as of the date of determination, the present value of net rent for the remaining term of the lease. Rent shall be discounted to present value at a discount rate that is compounded semi-annually. The discount rate shall be 10% per annum or, if the Company elects, the discount rate shall be equal to the weighted average Yield to Maturity of the Senior Debt Securities under the Senior Indenture. Such average shall be weighted by the principal amount of the Senior Debt Securities of each series or, in the case of Discounted Senior Debt Securities, the amount of principal that would be due as of the date of determination if payment of the Senior Debt Securities were accelerated on that date.

    Rent is the lesser of (a) rent for the remaining term of the lease assuming it is not terminated or (b) rent from the date of determination until the first possible termination date plus the termination payment then due, if any. The remaining term of a lease includes any period for which the lease has been extended. Rent does not include (1) amounts due for maintenance, repairs, utilities, insurance, taxes, assessments and similar charges or (2) contingent rent, such as that based on sales. Rent may be reduced by the discounted present value of the rent that any sublessee must pay from the date of determination for all or part of the same property. If the net rent on a lease is not definitely determinable, the Company may estimate it in any reasonable manner.

    "Consolidated Net Tangible Assets" means total assets less (a) total current liabilities (excluding short-term Debt and payments due within one year on long-term Debt) and (b) goodwill, as reflected in the Company's most recent consolidated balance sheet preceding the date of a determination under clause (9) of the "Limitation on Liens" covenant of the Senior Indenture.

    "Debt" means any debt for borrowed money or any guarantee of such a debt.

    "Lien" means any mortgage, pledge, security interest or lien.

    "Long-Term Debt" means Debt that by its terms matures on a date more than 12 months after the date it was created or Debt that the obligor may extend or renew without the obligee's consent to a date more than 12 months after the date the Debt was created.

    "Principal Property" means (i) any manufacturing facility, whether now or hereafter owned, located in the United States (excluding territories and possessions), except any such facility that in the opinion of the board of directors of the Company or any authorized committee of the board is not of material importance to the total business conducted by the Company and its consolidated Subsidiaries, and (ii) any shares of stock of a Restricted Subsidiary. At December 31, 2000, our Principal Properties were our production facilities in Northern Indiana (air separation/hydrogen/carbon dioxide), Houston, Texas (air separation) and Detroit, Michigan (air separation/hydrogen), and, to the extent owned by us, Gulf Coast (hydrogen/carbon monoxide) and Louisiana (hydrogen/carbon monoxide).

    "Restricted Subsidiary" means a Wholly-Owned Subsidiary that has substantially all of its assets located in the United States (excluding territories or possessions) or Puerto Rico and owns a Principal Property.

    "Sale-Leaseback Transaction" means an arrangement pursuant to which the Company or a Restricted Subsidiary now owns or hereafter acquires a Principal Property, transfers it to a person, and leases it back from the person.

    "Subsidiary" means a corporation a majority of whose Voting Stock is owned by the Company or a Subsidiary.

    "Voting Stock" means capital stock having voting power under ordinary circumstances to elect directors.

    "Wholly-Owned Subsidiary" means a corporation all of whose Voting Stock is owned by the Company or a Wholly-Owned Subsidiary, the accounts of which are consolidated with those of the Company in its consolidated financial statements.

    "Yield to Maturity" means the yield to maturity on a Security at the time of its issuance or at the most recent determination of interest on the Security.

LIMITATION ON LIENS

    The Company will not, and will not permit any Restricted Subsidiary to, incur a Lien on Principal Property to secure a Debt unless:

    1. the Lien equally and ratably secures the Senior Debt Securities and the Debt. The Lien may equally and ratably secure the Senior Debt Securities and any other obligation of the Company or a Subsidiary. The Lien may not secure an obligation of the Company that is subordinated to the Senior Debt Securities;

    2. the Lien secures Debt incurred to finance all or some of the purchase price or the cost of construction or improvement of property of the Company or a Restricted Subsidiary. The Lien may not extend to any other Principal Property owned by the Company or a Restricted Subsidiary at the time the Lien is incurred. However, in the case of any construction or improvement, the Lien may extend to unimproved real property used for the construction or improvement. The Debt secured by the Lien may not be incurred more than one year after the later of the (a) acquisition,
       (b) completion of construction or improvement or (c) commencement of full operation, of the property subject to the Lien;

    3. the Lien is on property of a corporation at the time the corporation merges into or consolidates with the Company or a Restricted Subsidiary;

    4. the Lien is on property at the time the Company or a Restricted Subsidiary acquires the property;

    5. the Lien is on property of a corporation at the time the corporation becomes a Restricted Subsidiary;

    6. the Lien secures Debt of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

    7.  the Lien is in favor of a government or governmental entity and secures
       (a) payments pursuant to a contract or statute or (b) Debt incurred to finance all or some of the purchase price or cost of construction or improvement of the property subject to the Lien;

    8. the Lien extends, renews or replaces in whole or in part a Lien ("existing Lien") permitted by any of clauses (1) through (7). The Lien may not extend beyond (a) the property subject to the existing Lien and
       (b) improvements and construction on such property. However, the Lien may extend to property that at the time is not a Principal Property. The Debt secured by the

       Lien may not exceed the Debt secured at the time by the existing Lien unless the existing Lien or a predecessor Lien was incurred under clause (1) or (6); or

    9. the Debt plus all other Debt secured by Liens on Principal Property at the time does not exceed 10% of Consolidated Net Tangible Assets. However, the following Debt shall be excluded from all other Debt in the determination: (a) Debt secured by a Lien permitted by any of clauses
       (1) through (8) and (b) Debt secured by a Lien incurred prior to the date of the Senior Indenture that would have been permitted by any of those clauses if the Senior Indenture had been in effect at the time the Lien was incurred. Attributable Debt for any lease permitted by clause (4) of the "Limitation on Sale and Leaseback" covenant of the Senior Indenture must be included in the determination and treated as Debt secured by a Lien on Principal Property not otherwise permitted by any of clauses
       (1) through (8).

    In general, clause (9) above, sometimes called a "basket" clause, permits Liens to be incurred that are not permitted by any of the exceptions enumerated in clauses (1) through (8) above if the Debt secured by all such additional Liens does not exceed 10% of Consolidated Net Tangible Assets at the time. At December 31, 2000, Consolidated Net Tangible Assets were approximately
$5,741 million. At that date, additional Liens securing Debt equal to 10% of that amount could have been incurred under clause (9).

LIMITATION ON SALE AND LEASEBACK

    The Company will not, and will not permit any Restricted Subsidiary to, enter into a Sale-Leaseback Transaction unless:

    1.  the lease has a term of three years or less;

    2. the lease is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

    3. the Company or a Restricted Subsidiary under clauses (2) through (8) of the "Limitation on Liens" covenant could create a Lien on the property to secure Debt at least equal in amount to the Attributable Debt for the lease;

    4. the Company or a Restricted Subsidiary under clause (9) of the "Limitation on Liens" covenant could create a Lien on the property to secure Debt at least equal in amount to the Attributable Debt for the lease; or

    5. the Company or a Restricted Subsidiary within 180 days of the effective date of the lease retires Long-Term Debt of the Company or a Restricted Subsidiary at least equal in amount to the Attributable Debt for the lease. A Debt is retired when it is paid or cancelled. However, the Company or a Restricted Subsidiary may not receive credit for retirement of: Debt of the Company that is subordinated to the Senior Debt Securities; or Debt, if paid in cash, that is owned by the Company or a Restricted Subsidiary.

    In clauses (3) and (4) above, Sale-Leaseback Transactions and Liens are treated as equivalents. Thus, if the Company or a Restricted Subsidiary could create a Lien on a property, it may enter into a Sale-Leaseback Transaction to the same extent.

LIMITATION ON DEBT OF RESTRICTED SUBSIDIARIES

    The Company will not permit any Restricted Subsidiary to incur any Debt unless:

    1. such Restricted Subsidiary could create Debt secured by Liens in accordance with the "Limitation on Liens" covenant in an amount equal to such Debt, without equally and ratably securing the Senior Debt Securities;

    2.  the Debt is owed to the Company or another Restricted Subsidiary;

    3. the Debt is Debt of a corporation at the time the corporation becomes a Restricted Subsidiary;

    4. the Debt is Debt of a corporation at the time the corporation merges into or consolidates with a Restricted Subsidiary or at the time of a sale, lease or other disposition of its properties as an entirety or substantially as an entirety to a Restricted Subsidiary;

    5. the Debt is incurred to finance all or some of the purchase price or the cost of construction or improvement of property of the Restricted Subsidiary. The Debt may not be incurred more than one year after the later of the (a) acquisition, (b) completion of construction or improvement or (c) commencement of full operation, of the property;

    6. the Debt is incurred for the purpose of extending, renewing or replacing in whole or in part Debt permitted by any of clauses (1) through (5); or

    7. the Debt plus all other Debt of Restricted Subsidiaries at the time does not exceed 10% of Consolidated Net Tangible Assets. However, the following Debt shall be excluded from all other Debt in the determination: (a) Debt permitted by any of clauses (1) through (6) and
       (b) Debt incurred prior to the date of the Senior Indenture that would have been permitted by any of those clauses if the Senior Indenture had been in effect at the time the Debt was incurred.

SUCCESSOR OBLIGOR

    The Indentures provide or, in the case of the Subordinated Indenture, will provide that the Company will not consolidate with or merge into, or transfer all or substantially all of its assets to, any person, unless (1) the person is organized under the laws of the United States or a State thereof; (2) the person assumes by supplemental indenture all the obligations of the Company under the applicable Indenture, the Debt Securities issued under such Indenture and any coupons pertaining thereto; (3) immediately after the transaction no default exists; and (4) if, as a result of the transaction, a Principal Property would become subject to a Lien not permitted by the "Limitation on Liens" covenant of the Senior Indenture, the Company or such person secures the Senior Debt Securities equally and ratably with or prior to all obligations secured by the Lien.

    The successor will be substituted for the Company, and thereafter all obligations of the Company under the applicable Indenture, the Debt Securities issued under such Indenture and any coupons shall terminate.

EXCHANGE OF SECURITIES

    Registered Debt Securities may be exchanged for an equal aggregate principal amount of registered Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered Debt Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of the agent.

    To the extent permitted by the terms of a series of Debt Securities authorized to be issued in registered form and bearer form, bearer Debt Securities may be exchanged for an equal aggregate principal amount of registered or bearer Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Debt Securities with all unpaid coupons relating thereto (except as may otherwise be provided in the Debt Securities) at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of the agent. As of the date of this prospectus, it is expected that the terms of a series of Debt Securities will not permit registered Debt Securities to be exchanged for bearer Debt Securities.

DEFAULTS AND REMEDIES

    An "event of default" with respect to any series of Debt Securities will occur if:

    1. the Company defaults in any payment of interest on any Debt Securities of the series when the same becomes due and payable and the default continues for a period of 10 days;

    2. the Company defaults in the payment of the principal of any Debt Securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise;

    3. the Company defaults in the performance of any of its other agreements applicable to the series and the default continues for 90 days after the notice specified below;

    4.  the Company pursuant to or within the meaning of any Bankruptcy Law:

       - commences a voluntary case,

       - consents to the entry of an order for relief against it in an involuntary case,

       - consents to the appointment of a custodian for it or for all or substantially all of its property, or

       - makes a general assignment for the benefit of its creditors;

    5. a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

       - is for relief against the Company in an involuntary case,

       - appoints a custodian for the Company or for all or substantially all of its property, or

       - orders the liquidation of the Company;

        and the order or decree remains unstayed and in effect for 60 days; or

    6.  any other event of default provided for in the series.

    The term "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term "custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.

    A default under clause (3) is not an event of default until the applicable Debt Trustee or the holders of at least 25% in principal amount of the series notify the Company of the default and the Company does not cure the default within the time specified after receipt of the notice. The applicable Debt Trustee may require indemnity satisfactory to it before it enforces the applicable Indenture or the Debt Securities of the series. Subject to certain limitations, holders of a majority in principal amount of the Debt Securities of the series may direct the applicable Debt Trustee in its exercise of any trust or power. A Debt Trustee may withhold from holders of the series notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interest.

    The Indentures do not have or, in the case of the Subordinated Indenture, will not have cross-default provisions. Thus, a default by the Company or a Subsidiary on any other debt would not constitute an event of default.

AMENDMENTS AND WAIVERS

    Unless the resolution establishing the terms of a series otherwise provides, the applicable Indenture and the Debt Securities or any coupons of the series may be amended, and any default may be waived as follows: The Debt Securities and the applicable Indenture may be amended with the consent of the holders of a majority in principal amount of the Debt Securities of all series affected voting as one class. A default on a series may be waived with the consent of the holders of a majority in principal amount of the Debt Securities of the series. However, without the consent of each holder affected, no amendment or waiver may
(1) reduce the amount of Debt Securities whose holders must consent to an amendment or waiver, (2) reduce the interest on or change the time for payment of interest on any Debt Security, (3) change the fixed maturity of any Debt Security, (4) reduce the principal of any non-Discounted Debt Security or reduce the amount of principal of any Discounted Debt Security that would be due on acceleration thereof, (5) change the currency in which principal or interest on a Debt Security is payable, (6) waive any default in payment of interest on or principal of a Debt Security or (7) change certain provisions of the applicable Indenture regarding waiver of past defaults and amendments with the consent of holders other than to increase the principal amount of Debt Securities required to consent. Without the consent of any holder, the applicable Indenture, the Debt Securities or any coupons may be amended to cure any ambiguity, omission, defect or inconsistency; to provide for assumption of Company obligations to holders in the event of a merger or consolidation requiring such assumption; to provide that specific provisions of the applicable Indenture not apply to a series of Debt Securities not previously issued; to create a series and establish its terms; to provide for a separate Debt Trustee for one or more series; or to make any change that does not materially adversely affect the rights of any holder.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    Debt Securities of a series may be defeased in accordance with their terms and, unless the resolution establishing the terms of the series otherwise provides, as set forth below. The Company at any time may terminate as to a series all of its obligations (except for certain obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a Debt Security, to replace destroyed, lost or stolen Debt Securities and coupons and to maintain agencies in respect of the Debt Securities) with respect to the Debt Securities of the series and any related coupons and the applicable Indenture ("legal defeasance"). The Company at any time may terminate as to a series its obligations with respect to the Debt Securities and coupons of the series under the covenants described under "Certain Covenants" ("covenant defeasance").

    The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, a series may not be accelerated because of an event of default. If the Company exercises its covenant defeasance option, a series may not be accelerated by reference to the covenants described under "Certain Covenants."

    To exercise either option as to a series, the Company must deposit in trust (the "defeasance trust") with the applicable Debt Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Debt Securities of the series to redemption or maturity and must comply with certain other conditions. In particular, the Company must obtain an opinion of tax counsel that the defeasance will not result in recognition for Federal income tax purposes of any gain or loss to holders of the series. "U.S. Government Obligations" are direct obligations of the United States of America which have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option, or certificates representing an ownership interest in such obligations.

GLOBAL DEBT SECURITIES

    Global Debt Securities may be issued in registered, bearer or uncertificated form and in either temporary or permanent form. If Debt Securities of a series are to be issued as global Debt Securities, one or more global Debt Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Debt Securities of the series to be represented by such global Debt Security or Securities.

    Ownership of beneficial interests in global Debt Securities will be limited to participants and to persons that have accounts with the depositary ("participants") or persons that may hold interests through participants. Ownership interests in global Debt Securities will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for such global Debt Securities (with respect to a participant's interest) and records maintained by participants (with respect to interests of persons other than participants).

    Unless otherwise indicated in a prospectus supplement, payment of principal of and any premium and interest on the book-entry Debt Securities represented by a global Debt Security will be made to the depositary or its nominee, as the case may be, as the sole registered owner and the sole holder of the book-entry Debt Securities represented thereby for all purposes under the applicable Indenture. Neither the Company or the applicable Debt Trustee, nor any agent of the Company or the applicable Debt Trustee, will have any responsibility or liability for any acts or omissions of the depositary for any records of the depositary relating to beneficial ownership interests in any global Debt Security any transactions between a depositary and beneficial owners.

    Upon receipt of any payment of principal of or any premium or interest on a global Debt Security, the depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global Debt Security as shown on the records of the depositary. Payments by participants to owners of beneficial interests in global Debt Securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of such participants.

    Unless otherwise stated in a prospectus supplement, global Debt Securities will not be transferred except as a whole by the depositary to a nominee of the depositary. Global Debt Securities will be exchangeable only if (i) the depositary notifies the Company that it is unwilling or unable to continue as depositary for such global Debt Securities or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act, (ii) the Company in its sole discretion determines that such global Debt Securities shall be exchangeable for definitive Debt Securities in registered form, or (iii) an event of default with respect to the series of Debt Securities represented by such global Debt Securities has occurred and is continuing. Any global Debt Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Registered Debt Securities issuable in denominations of $1,000 and integral multiples thereof and registered in such names as the depositary holding such global Debt Security shall direct. Subject to the foregoing, the global Debt Security is not exchangeable, except for a global Debt Security of like denomination to be registered in the name of the depositary or its nominee.

    So long as the depositary for global Debt Securities of a series, or its nominee, is the registered owner of such global Debt Securities, such depositary or such nominee, as the case may be, will be considered the sole holder of Debt Securities represented by such global Debt Securities for the purposes of receiving payment on such global Debt Securities, receiving notices and for all other purposes under the applicable Indenture and such global Debt Securities. Except as provided above, owners of beneficial interests in global Debt Securities of a series will not be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the holders thereof for any purpose under the applicable Indenture. Accordingly, each person owning a beneficial interest in a global Debt Security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. The depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in such a global Debt Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    Unless otherwise specified in a prospectus supplement relating to Debt Securities of a series to be issued as global Debt Securities, the depositary will be The Depository Trust Company. DTC has advised the Company that it is a limited-purpose trust company organized under the law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the underwriters, dealers or agents with respect to the Debt Securities), banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant either directly or indirectly.

CONVERSION AND EXCHANGE

    The terms, if any, on which debt securities of any series are convertible into or exchangeable for our common stock, preferred stock, or other debt securities will be set forth in the applicable prospectus supplement. Those terms may include provisions for conversion or exchange, whether mandatory, at the option of the holders or at our option.

TRUSTEE

    State Street Bank and Trust Company, as the ultimate successor trustee to Bank of America Illinois (formerly Continental Bank, National Association) will act as Senior Trustee for Debt Securities issued under the Senior Indenture. The Subordinated Trustee for Debt Securities issued under the Subordinated Indenture will be identified in the related prospectus supplement. The Senior Trustee is one of several banks which provide credit and banking services to the Company.

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                              PLAN OF DISTRIBUTION

    The Company may sell securities in any of the following ways:

    (1) through underwriters or dealers;

    (2) directly to one or more purchasers;

    (3) through agents or

    (4) through a combination of any such methods of sale.

Any of these underwriters, dealers or agents may be deemed to be an underwriter within the meaning of the Securities Act. The prospectus supplement with respect to the securities being offered thereby will set forth the terms of the offering of such securities, including the name or names of any underwriters or agents, the purchase price of such securities and the proceeds to the Company from such sale, any underwriting discounts, commissions and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

    If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates (which may be represented by managing underwriters designated by the Company), or directly by one or more underwriters acting alone. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the securities offered thereby will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    The securities may be sold directly by the Company or through agents designated by the Company from time to time. The prospectus supplement with respect to any securities sold in this manner will set forth the name of any agent involved in the offer or sale of the securities as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.

    If dealers are utilized in the sale of any securities, the Company will sell the securities to the dealers, as principals. Any dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered thereby.

    If so indicated in the prospectus supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities from the Company at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for the solicitation of such contracts.

    In connection with the offering of the securities, underwriters may engage in transactions that stabilize, maintain or otherwise effect the price of the securities. Specifically, the underwriters may overallot in connection with the offerings of the securities, creating a syndicate short position. In addition, underwriters may bid for, and purchase, securities in the open market to cover syndicate shorts or to stabilize the price of the securities. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the securities in the offering of the securities, if the syndicate

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repurchases previously distributed securities in syndicate covering transactions, syndicate transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the securities above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

    It has not been determined whether any securities will be listed on a securities exchange. Underwriters will not be obligated to make a market in any securities. The Company cannot predict the activity of trading in, or liquidity of, any securities.

    Agents, underwriters and dealers may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect thereof. Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

    Certain legal matters in connection with the securities will be passed upon for the Company by Cahill Gordon & Reindel, New York, New York, and for the agents, underwriters and dealers by Davis Polk & Wardwell of New York, New York.

                                    EXPERTS

    The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Praxair, Inc. for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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